FOR IMMEDIATE RELEASE

Spartan Chassis Announces Multiple Orders for Mine-Protected Variant Vehicles
Now Supplying More Than 20 Threat-Specific Variants for U.S. and Allies

CHARLOTTE, Michigan, Sept. 29, 2008 - Spartan Chassis, a unit of Spartan Motors, Inc. (Nasdaq: SPAR), said it has received multiple, small specialized orders for new MRAP variant products, an indication of the possibilities for the highly successful mine-resistant, ambush-protected (MRAP) vehicle program.

Spartan said it is now supplying more than 20 threat-specific variants of mine-protected vehicles for the U.S. military and a growing number of allied militaries, including those of Great Britain, Italy, Canada, Iraq and Yemen. These mine-protected variants of MRAPs - which include ordnance disposal, ground ambulance, recovery vehicles and specially outfitted vehicles for Special Forces units - are enabling troops to perform a far greater range of activities while benefiting from the unique life-saving attributes of the V-shaped, blast-protected hull.

"Unfortunately, improvised explosive devices - IEDs - continue to increase in popularity as a weapon of choice, and the data indicates growing use worldwide," said John Sztykiel, president and CEO of Spartan Motors. "Faced with this threat, the U.S. military is increasingly drawing on our team's expertise and that of our OEM partners to produce threat-specific, even one-off MRAP variants. These vehicles must perform specialized, mission-critical tasks such as supporting Special Forces operations, executing ordnance removal and disposal or extracting injured soldiers in a mine-protected ambulance configuration. It is an honor for Spartan Chassis to be the go-to company in assisting with the rapid creation and production of these threat-specific vehicles."

Spartan has become a leading, critical supplier of a broad array of mine-protected vehicle models, including:

•	MRAP and MRAP-Plus vehicles, including Cougar and RG-33
•	Iraqi Light Armored Vehicle (ILAV) for allied Iraqi Security Forces
•	Yemen Light Armored Vehicle (YLAV) for Yemeni Military
•	Joint Explosive Ordnance Disposal Rapid Response Vehicles (JERRV)
•	Mine Resistant Recovery and Maintenance Vehicles (MRRMV)
•	Heavy Armored Ground Ambulances (HAGA)
•	Special Operations Command vehicles (SOCOM)
•	Mastiff MRAP for the United Kingdom
•	MRAP variants for Italy and Canada
•	TLAV - Mine-protected training vehicle for the U.S. Navy and the Joint Improvised Explosive Device Defense Organization

MRAP vehicles are a family of heavily armored fighting vehicles specially designed to survive deadly IED (improvised explosive device) attacks, which have been responsible for 60 percent of all U.S. casualties in Iraq, and are a growing problem in Afghanistan and other hot spots of the global war on terror. The vehicles are defined by their innovative, V-shaped hulls, which deflect explosive forces originating below the vehicle - a point of weakness for non-MRAP military vehicles, such as Humvees.

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"As mine-protected vehicles continue to evolve to meet emerging threats, Spartan's expertise in rapid automotive engineering, speed-to-market and custom production positions us to meet future design reset requirements - and sustain these variant programs with parts and service in the field," added Sztykiel. "Product and safety innovation are historical strengths of Spartan Chassis stemming from our 30-year heritage protecting emergency-rescue first responders, and we expect our capabilities to play an important role in the success of the military's next generation of tactical wheeled vehicles."

Since 2005, Spartan has invested about $16 million in facilities and equipment for military production. Spartan has shared its military-related work with 100 Michigan-based companies, helping to employ 6,400 Michigan workers and spending $148.4 million with these companies in 2007 alone.

About Spartan Chassis, Inc.
Spartan Chassis, Inc., a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR), is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks and specialty vehicles. Spartan Motors (www.spartanmotors.com) which also manufactures emergency rescue vehicles under the brand names of Crimson Fire, Crimson Fire Aerials and Road Rescue, reported sales of $681.9 million in 2007 and is focused on becoming the premier manufacturer of specialty vehicles and chassis in North America.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. Technical complications may arise that could prevent the prompt implementation of the plans outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov ). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

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Contact:
Jeff Lambert, Ryan McGrath
Lambert, Edwards & Associates
(616) 233-0500